EXHIBIT 5.19

[Letterhead of Borda Y Quintana, S.C.]

December 19, 2012.

Reynolds Group Holdings Limited Level Nine 148 Quay Street Auckland 1140 New Zealand	Reynolds Group Issuer Inc. c/o National Registered Agents, Inc. 160 Greentree Drive, Suite 101, Dover, Delaware 19904

Reynolds Group Issuer LLC c/o National Registered Agents, Inc. 160 Greentree Drive, Suite 101, Dover, Delaware 19904	Reynolds Group Issuer (Luxembourg) S.A. 6C Rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg

The Mexican Companies (as defined below)

                                                 Re: Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special Mexican counsel to Bienes Industriales del Norte, S.A. de C.V., CSI en Ensenada, S. de R.L. de C.V., CSI en Saltillo, S. de R.L. de C.V., CSI Tecniservicio, S. de R.L. de C.V., Evergreen Packaging México, S. de R.L. de C.V., Grupo CSI de México, S. de R.L. de C.V., Reynolds Metals Company de México, S. de R.L. de C.V., Técnicos de Tapas Innovativas, S.A. de C.V., Pactiv Foodservice México, S. de R.L. de C.V., Grupo Corporativo Jaguar, S.A. de C.V., Servicios Industriales Jaguar, S.A. de C.V., Servicio Terrestre Jaguar, S.A. de C.V. and Pactiv México, S. de R.L. de C.V., (collectively, the “Mexican Companies”) in connection with the first senior secured notes supplemental indenture dated as of November 7, 2012 (the “Supplemental Indenture”) to the 5.750% senior secured notes due 2020 indenture dated as of September 28, 2012 (the “Indenture” and, together with the Supplemental Indenture, the “Transaction Documents”), among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A., The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, Wilmington Trust (London) Limited, as additional collateral agent, and certain Additional Senior Secured Note Guarantors (as defined therein).

In rendering the opinions set forth below, we have examined the following documents:

a.	the Transaction Documents;

b.	the articles of incorporation (actas constitutivas) and current by-laws (estatutos sociales) of each of the Mexican Companies;

c.

the notarial instruments containing the notarized resolutions adopted by the partners/shareholders of the Mexican Companies pursuant to which they resolved, inter alia, generally to (i) approve and authorize the transactions contemplated by the

BORDA Y QUINTANA, S.C.

Reynolds Group Holdings Limited

December 19, 2012.

Re: Sept. 2012 Notes, Registration Statement

Transaction Documents, including any other additional or ancillary agreements, amendments or documents which arise out of or are related to or may be required under the transactions contemplated by the Transaction Documents, and (ii) grant a special power of attorney for the negotiation and agreement of the terms of the transactions contemplated by the Transaction Documents and the negotiation, agreement, making, approval, execution and delivery of any other additional or ancillary agreements, amendments or documents which arise out of or are related to or may be required thereunder;

d.	such other documents relating to the Mexican Companies, as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering our opinions expressed below, we have assumed (i) the genuineness of all signatures on all documents submitted to us, whether as originals or copies, (ii) the authenticity and completeness of documents, corporate records, certificates and other instruments submitted to us as originals, (iii) the full conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies; and (iv) the obligations of each of the Mexican Companies under the Transaction Documents to which such Mexican Company is a party are legal, valid, binding and enforceable under the laws governing each Transaction Document. As to all questions of fact material to this opinion, we have relied (without independent investigation) upon the representations and warranties of said entities contained in the Transaction Documents and/or such other documents available to us relating thereto. The words “our knowledge” and “known to us” mean that, in the course of our representation of the Mexican Companies in matters with respect to which we have been engaged by them as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the documents, certificates, reports and information on which we have relied are not accurate and complete.

Based on and subject to the foregoing and to the further assumptions, qualifications, exceptions and limitations set forth below, we are of the opinion that:

1. Each of the Mexican Companies is a sociedad mercantil, duly incorporated and validly existing under the laws of Mexico.

2. Each of the Mexican Companies has the capacity and corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which such Mexican Company is a party.

3. Each of the Mexican Companies has duly authorized, executed and delivered the Supplemental Indenture.

BORDA Y QUINTANA, S.C.

Reynolds Group Holdings Limited

December 19, 2012.

Re: Sept. 2012 Notes, Registration Statement

4. The entry into and performance by each Mexican Company of the Transaction Documents to which such Mexican Company is a party do not violate or conflict with (i) the current by-laws (estatutos sociales) of such Mexican Company, or (ii) any laws, regulations or governmental orders of Mexico.

5. No additional authorizations, consents, licenses or approvals are required for the entry into and performance by each Mexican Company of the Transaction Documents to which such Mexican Company is a party.

6. No authorization or approval of, or filing or registration with, any governmental authority of Mexico, is required to be made or obtained in connection with the execution, delivery and performance of the Transaction Documents by each Mexican Company to which such Mexican Company is a party.

We express no opinion with regard to any law other than the laws of Mexico.

This opinion is to be governed and construed under the laws of Mexico and is limited to and is given on the basis of the current law and practice in Mexico. This opinion cannot be deemed as our submission, implied or otherwise, to any laws, statutes, rules or regulations in effect in any jurisdiction other than Mexico or to any governmental or judicial authority of any jurisdiction other than Mexico. Our opinion is limited to the matters expressly set forth herein and to the laws and facts known to us, and no opinion is to be imposed or inferred beyond the matters expressly so stated.

We understand that you will rely as to matters of Mexican law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Mexican law, as applicable, upon this opinion in connection with an opinion to be rendered by it relating to the Mexican Companies. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Mexican law, as applicable, upon this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the corresponding prospectus relating to such Transaction Documents.

BORDA Y QUINTANA, S.C.

Reynolds Group Holdings Limited

December 19, 2012.

Re: Sept. 2012 Notes, Registration Statement

This opinion is rendered to you and for your benefit in connection with the Transaction Documents.

Very truly yours,

Borda y Quintana, S.C.

Partner

/s/ Borda y Quitana, S.C.